Exhibit 99.1

October 10, 2013

The Nielsen Company

85 Broad Street

New York, NY 10004

RE: Consent to Use of The Nielsen Company Data

Dear Sir or Madam,

Twitter, Inc. (“Twitter”) is contemplating an initial public offering of its Common Stock. In connection with this offering, Twitter proposes to file a registration statement on Form S-1 (“Registration Statement”) with the Securities and Exchange Commission (“SEC”).

We request your consent to (i) cite, in the Registration Statement and all amendments thereto, certain statistical data (the “Data”) contained in the survey Twitter commissioned with The Nielsen Company (“Nielsen”) to measure the impact of Twitter’s advertising services on brand awareness and purchase intent, and (ii) the inclusion of this letter as an exhibit to the Registration Statement. Furthermore, given the wide recognition of Nielsen as a global research company, we also request to cite Nielsen as the source of the Data.

We acknowledge and agree that any such reference to the Data and any use of the Nielsen name shall be subject to the prior written consent of Nielsen in each instance. We will submit any changes to the proposed text to Nielsen with sufficient time for Nielsen to review and comment on such text.

If this is acceptable, please indicate your consent to our use of the Data (subject to the conditions above) by countersigning this letter.

Sincerely,

TWITTER, INC.

By:	/s/ Mike Gupta
Mike Gupta
Chief Financial Officer

CONSENT GRANTED:

THE NIELSEN COMPANY

By:	/s/ Eric Rubenstein

Name:	Eric Rubenstein

Title:	SVP / General Counsel